Exhibit 1

License and Distribution Agreement

This License Agreement (this "Agreement") is made effective as of June 27, 2014 between Dutch Gold Resources, Inc., of 3344 Peachtree Road, Atlanta, Georgia 30326 and Abba Medix Corporation of 1773 Bayly Street Pickering, Ontario, Canada L1W 2Y7.

In the Agreement, the party who is granting the right to use the licensed property will be referred to as "DGRI," and the party who is receiving the right to use the licensed property will be referred to as "AM." The Parties acknowledge their intent to enter into further agreements based on that certain Joint Venture Agreement dated June 10, 2014 between the Parties and that this Agreement may be assigned to such Joint Venture and that such Agreement is incorporated herewithin and attacjed hereto as Exhibit C.

The parties agree as follows:

1.	GRANT OF LICENSE. DGRI owns The formulas for certain beverages including hemp flavored tea drinks, energy drinks, and other beverage formulations itemized in Exhibit A, and technology for a certain THC test kit referenced by Provisional Patent 61/977,524, a copy of which is attached as Exhibit B (the "Authored Work"). In accordance with this Agreement, DGRI grants AM an exclusive license to use the Authored Work. DGRI retains title and ownership of the Authored Work and derivative works will be assigned to Licensor by Licensee. This grant of license only applies to the following described geographical area: Canada, United Arab Emirates, Oman Jordan, Turkey and Taiwan. DGRI grants AM the right to sublicense the Authored Work in any of its described geographical areas, with written notice to DGRI, including but not limited, the bottling and manufacturing of the products referred to in the Authored Works. Further DGRI shall grant right to AM for any and all products that DGRI shall produce, including succeeding versions of the beverages, with and without CBD, and succeeding upgrades and additional versions of that certain THC test kit described above, and all other products that DGRI may produce in the Medical Marijuana market. The Parties contemplate that AM will initially distribute products made by DGRI using the Authored Work, in its described geographical area. In the event that AM declines to license and/or distribute any product developed by DGRI, AM shall give DGRI written notice as to its intention.

2.	PAYMENT OF ROYALTY. AM will pay to DGRI a royalty which shall be calculated as follows: Fifteen percent of gross profits resulting in any way from the Authored Work as per the attached schedule as set forth in Exhibit D. With each royalty payment, AM will submit to DGRI a written report that sets forth the calculation of the amount of the royalty payment. An Advance Royalty Payment shall be due at the execution of this agreement in the amount for Three Hundred Thousand Dollars US ($300,000) payable Fifty Thousand Dollars US ($50,000) to be paid via wire transfer at the execution of this Agreement, and Fifty Thousand Dollars US ($50,000) to be paid via wire transfer thirty days from the execution of this agreement, and with the balance to be paid in cash, stock in AM if publicly traded, or in equity in the Joint Venture referenced above. In connection to the Joint Venture Agreement referenced above, DGRI shall have the right and obligation to convert its share in the equity of the JointVenture into common stock of AM, if and when AM becomes a publicy traded company, at which time the remaing Advance Royalty Payment will be deemed to have been converted and no further obligation from AM will exist. If AM does not become a publicly traded company, then DGRI shall have the right to convert the remaining Advance Royalty Payment into equity in the Joint Venture. In the event that AM distributes DGRI produced products in its described geographical area, AM will purchase such product at a discount of 85% of the gross wholesale profit. It is contemplated that the royalty streams will be converted to equity interests in the above described Joint Venture.

3.	MODIFICATIONS. Unless the prior written approval of DGRI is obtained, AM may not modify or change the Authored Work in any manner.
4.	DEFAULTS. If AM fails to abide by the obligations of this Agreement, including the obligation to make a royalty payment when due, subject to Section 2 above, and all of its mutual rights and obligations, DGRI shall have the option to cancel this Agreement by providing thirty days written notice to AM. AM shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.
5.	MEDIATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to a mediator mutually chosen by the parties before any court proceedings are undertaken.

6.	WARRANTIES. DGRI represents and warrants with respect to the use, sale or other transfer of the Authored Work that it controls all rights, titles and interest to the Authored Work.
7.	NON-EXCLUSIVE LICENSE TO LICENSOR. As of the effective date, AM grants back to DGRI a non-exclusive royalty-free license to use the Authored Work as DGRI sees fit, including for the creation of derivative works; provided, however, this license shall not limit AM's rights and public rights under this License for any products covered in the Authored Work referenced in Section 1 above.
8.	TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained. The Parties acknowledge their intent to enter into further agreements based on that certain Joint Venture Agreement dated June 10, 2014 between the Parties and that this Agreement may be assigned to such Joint Venture.
9.	ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.
10.	AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.
11.	SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
12.	WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.
13.	APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.
14.	SIGNATORIES. This Agreement shall be signed on behalf of DGRI by Daniel Hollis, CEO and on behalf of AM by Ahmed Rasouli, CEO and effective as of the date first above written.

Licensor:

Dutch Gold Resources, Inc.

By:

Daniel Hollis

CEO

Licensee:

Abba Medix Corporation

By:

Ahmad Rasouli

CEO

Exhibit A

Hemp-flavored Tea 1

Hemp-flavored Tea 2

Hemp-flavored Tea 3

Hemp-Flavored Tea 4

Amp Energy Drinks

All Star Beverages Product line

Exhibit B

The Tetrahydrocannabinoid Potency Diagnostic Test Kit is officially “patent pending” with Provisional Patent Application Number 61/977,524

The US Patent Office will send an official letter to your correspondence address within a few weeks. Save the letter when it comes as it is physical evidence of your provisional patent application.

UNITED STATES PATENT AND TRADEMARK OFFICE

CONFIRMATION NO.
FORMALITIES LETTER

Date Mailed

NOTICE TO FILE MISSING PARTS OF PROVISIONAL APPLICATION

If you receive a letter with the heading <u>Notice to File Missing Parts</u> or <u>Notice to Correct Application Papers</u> (see example on the left), contact your consultant and provide a copy of the letter. This indicates the US Patent Office needs something corrected and we will help you take care of this.

What does the provisional patent filing allow?

- The invention disclosed in this application is legally patent pending for the next 12 months.
- If you file a non-provisional patent within 12 months, the non-provisional patent will enjoy the filing date of this provisional patent.

Where can I go from here?

1. With a filing date secured, have confidence in marketing your invention or pitching it to investors and companies.
2. File a non-provisional patent application within 12 months to enjoy the filing date of the provisional patent application. If the non-provisional patent is granted, your invention will have patent protection for 20 years.

Should you have any questions, please contact me at your convenience.

Hadison Kadir
Invention Consultant
Thoughts to Paper
19785 Crystal Rock Drive, Suite 207
Germantown, MD 20874
HadisonK@thoughtstopaper.com
800.919.2493 ext. 1136
800.554.2108 (fax)

Provisional Patent Application Number 61/977,524

Electronic Filing System ID	18721470
Application Number	61977524
Confirmation Number	2580
Title of Invention	Tetrahydrocannabinoid Potency Diagnostic Test Kit
Listed Inventors	Angela Anderson KNITTEL Mewa SINGH
Docket Number	TPP18305
Receipt Date	09-APR-2014
Time Stamp	19:04:11
Application Type	Provisional
Documents Filed	Specification Drawings – only black and white line drawings Micro Entity Status Certification Provisional Cover Sheet Fee Worksheet

Tetrahydrocannabinoid Potency Diagnostic Test Kit

FIELD OF THE INVENTION

The present invention relates generally to Marijuana potency testing. More specifically, the present invention is an onsite THC (Tetrahydrocannabinoid) diagnostic test kit.

BACKGROUND OF THE INVENTION

The present invention is an onsite test kit. The present invention provides the ability to test a small sample of Marijuana and determine within a narrow range the potency of Tetrahydrocannabinoid (THC). The present invention functions by adding a small amount of a scientifically blended substance called reagent. The present invention consists of a corresponding color chart pallet and a corresponding range of numbers included on the packaging.

This testing method can be done as soon as trace amounts of Tetrahydrocannabinoid (THC) start showing up on marijuana plants in the growing process, the harvesting process, and finally at the dispensary for final sale.

BRIEF DESCRIPTION OF THE DRAWINGS

FIG. 1 is a drawing of the system and process of the present invention in a preferred embodiment.

DETAIL DESCRIPTIONS OF THE INVENTION

1

All illustrations of the drawings are for the purpose of describing selected versions of the present invention and are not intended to limit the scope of the present invention.

The present invention is an onsite test kit that provides the ability to test a small sample of Marijuana and determine within a narrow range the potency of Tetrahydrocannabinoid (THC) by a corresponding color chart and a corresponding range of numbers included on the packaging.

In its preferred embodiment, the present invention consists of a color chart pallet. The color chart pallet component of the present invention will be come from a very light color (lowest THC level) to a very dark color (highest THC level). The numbers will also correspond with the color spectrum. The lighter the color on the color chart pallet, the lower the number range, and correspondingly, the darker the color on the color chart pallet, the higher the number range.

Example Potency Color and Number Chart:

Potency %	Potency Color Chart
18%-23% THC	Darkest Color Shade
12%-17% THC	Medium Color Shade
6%-11% THC	Light Color Shade
1%-5%	Lightest Color Shade

In its preferred embodiment, the process of the present invention is accomplished by adding a small amount of a scientifically blended substance called reagent. The reagent substance will then be added to the small trace amount of Marijuana in a small vial with a sealable cap. Once both the Marijuana sample and the reagent come in contact with each other, the liquid will then begin to change color after a few seconds. The final color will correspond to both a range of numbers and a color that can be found on the original packaging.

In its preferred embodiment, the present invention contains a sealable cap, a vial for testing, a reagent capsule and a color and number based potency chart included in the

2

packaging, all seen in FIG. 1. The user follows process of the present invention by first add the Marijuana sample to the vial, replace the cap, break the inner capsule and then shake the device. The user then matches the color with the corresponding color and number in the chart.

This testing method can be done as soon as trace amounts of Tetrahydrocannabinoid (THC) start showing up on marijuana plants in the growing process, the harvesting process, and finally at the dispensary for final sale. In addition to marijuana plants, any by product of marijuana that contains the substance Tetrahydrocannabinoid (THC) can also be tested for its potency. In its preferred embodiment, the present invention packaging may include several test kits.

Although the invention has been explained in relation to its preferred embodiment, it is to be understood that many other possible modifications and variations can be made without departing from the spirit and scope of the invention.

3

ON SITE TETRAHYDROCANNABINOID
DIAGNOSTIC TEST KIT
-1A SEALABLE CAP
-1B VIAL FOR TESTING
-1C REAGENT CAPSULE
-1D COLOR & NUMBERS
POTENCY CHART INCLUDED IN PACKAGING
* PACKAGING MA. INC SEVERAL TEST KITS
READY TO USE
(1)
1A
SEALBLE CAP
1B
1C
VIAL
REAGENT CAPSULE
THC POTENCY IN %
POTENCY COLOR CHART
18% TO 23% THC
DARKEST COLOR SHADE
1D
12% TO 17% THC
MEDIUM COLOR SHADE
6% TO 11% THC
LIGHT COLOR SHADE
1% TO 5% THC
LIGHTEST COLOR SHADE
(2) ADD MARIJUNA SAMPLE TO VIAL
(3) REPLACE CAP
(4) BREAK INNER CAPSULE AND SHAKE
(5) MATCH COLOR WITH CORRISPONDING COLOR & NUMBER CHART
MARIJUNA SAMPLE
INVENTORS

FIG. 1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the "Agreement") is effective June 10th 2014

BETWEEN: [] Abba Medix Corp (the "First Joint Venturer") a corporation organized and existing under the laws of the Ontario Canada, with its head office located at:

AND: **Dutch Gold Inc.** (The "Second Joint Venturer"), a corporation organized and existing under the laws of the state of , with its head office located at:

This Agreement is entered by First Joint Venturer and Second Joint Venturer, herein after collectively referred to as the "Joint Venturers", for the purpose of performing three identified joint venture companies to further the development in Canada on an exclusive basis the following companies' activities in Canada

1) Tetra Micro Labs Inc.
2) The Netherland Tea Company
3) Evergreen Toggle Pay Card

Or such names as provided by the Second Joint Venturer
This agreement also confirms that the Second Joint Venturer will on a first right of refusal will grant to the First Joint Venturer all rights to future product and service offerings under the terms of this agreement for Canada .Such terms may be modified through both parties negotiating in good faith.

WITNESSETH:

WHEREAS, the parties are desirous of forming a Joint Venture (the "Venture"), under the laws of the Province of Ontario by execution of this Agreement for the purposes set forth herein and are desirous of fixing and defining between themselves their respective responsibilities, interests, and liabilities in connection with the performance of the before mentioned project; and

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties herein agree to constitute themselves as Joint Venturers, henceforth, "Venturers" for the purposes before mentioned, and intending to be legally bound hereby, the parties hereto, after first being duly sworn, do covenant, agree and certify as follows:

1. DEFINITIONS

"Affiliate" shall refer to (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or other partner of such person and (iv) if such other person is an officer, director, joint Venturer or partner, any business or entity for which such person acts in any such capacity.

"Venturers" shall refer to Entities to be created in Canada under the terms of an email dated May 28th, 2014 and any successor(s) as may be designated and admitted to the Venture.

Joint Venture Agreement Page 1 of 8

"Internal Revenue Code", "Code" or "I.R.C." shall refer to the current and applicable Internal Revenue Code.as well as similar code in Canada

"Net Profits and Net Losses" means the taxable income and loss of the Venture,

The "Book" value of an asset shall be substituted for its adjusted tax basis if the two differ, but otherwise Net Profits and Net Losses shall be determined in accordance with federal income tax principles.

"Project" shall refer to that certain Canadian Joint ventures formed to further the corporate development on an exclusive basis in Canada

"Treasury Regulations" shall refer to those regulations promulgated by the Department of the Treasury with respect to certain provision of Internal Revenue Code.

"Percentage of Participation" shall refer to that figure set forth in Exhibit A.

2. FORMATION, NAME, AND PRINCIPLE PLACE OF BUSINESS

2.1 Formation

(a) The Venturers do hereby form a joint venture pursuant to the laws of the Province of Ontario in order for the Venture to carry on the purposes for which provision is made herein.

(b) The Ventures shall execute such certificates as may be required by the laws of the Province of Ontario or of any other Province or federally in order for the Venture to operate its business and shall do all other acts and things requisite for the continuation of the Venture as a joint venture pursuant to applicable law.

2.2 Name

The Name and style under which the Venture shall be conducted is to be determined but will be mutually approved

2.3 Principal place of business

The Venture shall maintain its principal place of business at the corporate head office of the First Joint Venturer. The Venture may re-locate its office from time to time or have additional offices as the Venturers may determine.

3. PURPOSE OF THE JOINT VENTURE

The business of the Venture shall be to perform and fully develop the business model of the companies listed above in Canada on an exclusive basis in accordance with the contract documents for the Project and all such other business incidental to the general purposes herein set forth.

4. TERM

The term of the Venture shall commence as of the date hereof and shall be for 5 years and will be renewed for further periods of 5 years with both parties negotiating in good faith and will be based on the final definitive joint venture agreements that will govern each of the original 3 proposed joint venture opportunities

5. PERCENTAGE OF PARTICIPATION

Joint Venture Agreement

Page 2 of 8

5.1 Description
Except as otherwise provided in sections 6.0 and 9.0 hereof, the interest of the Parties in any gross profits and their respective shares in any losses and/or liabilities that may result from the filing of Corporate tax returns in Canada under Canadian tax laws and Canadian GAP

It is anticipated that each of the proposed joint venture companies will allocate equity on the following basis

1) 45% to Abba Medix Corp
2) 45% to Dutch Gold, Inc.
3) 10% to Belair Capital Partners Inc.

5.2 Losses
The Parties agree that in the event any losses arises out of or results from the performance of the Project, each Venturer shall assume and pay the share of the losses that is equal to the percentage of participation.

5.3 Liabilities
If for any reason, a Venturer sustains any liabilities or is required to pay any losses arising out of or directly connected with the Project, or the execution of any surety bonds or indemnity agreements in connection therewith, which are in excess of its Percentage of Participation, in the Joint Venture, the other Venturer shall promptly reimburse such Venturer this excess, so that each and every member of the Joint Venturer will then have paid its proportionate share of such losses to the full extent of its Percentage of Participation.

5.4 Indemnities
The Venturers agree to indemnify each other and to hold the other harmless from, any and all losses of the Joint Venture that are in excess of such other Venturer's Percentage of Participation. Provided that the provisions of this subsection shall be limited to losses that are directly connected with or arise out of the performance of the Project and/or the execution of any bonds or indemnity agreements in connection therewith and shall not be relate to or include any incidental, indirect or consequential losses that may be sustained or suffered by a Party.

5.5 Duration
The Parties shall from time to time execute such bonds and indemnity agreements, including applications there and other documents that may be necessary in connection with the performance of the Project. Provided however, that the liability of each of the Parties under any agreements to indemnify a surety company or surety companies shall be limited to the percentage of the total liability assumed by all the Parties under such indemnity agreements that is equal to the Party's Percentage of Participation.

5.6 Initial contribution of the venture
(a) The Venturers shall contribute the Property to the Venture and their Capital Account shall each be credited with the appropriate value of such contribution in accordance with their Venture interests.

(b) Except as otherwise required by law or this Agreement, the Venturers shall not be required to make any further capital contributions to the Venture.

5.7 Venture interests
Upon execution of this Agreement, the Venturers shall each own the following interests in the Venture:

Joint Venture Partner	Percentage
Abba Medix Corp	45%
Dutch Gold, Inc.	45%
Belair Capital Partners Inc.	10%

Joint Venture Agreement Page 3 of 8

5.8 Return of capital contributions
(a) No Venturer shall have the right to withdraw his capital contributions or demand or receive the return of his capital contributions or any part thereof, except as otherwise provided in this Agreement.

(b) The Venturers shall not be personally liable for the return of capital contributions or any part thereof, except as otherwise provided in this Agreement.

(c) The Venture shall not pay interest on capital contributions of any Venturer.

5.9 Allocations of net profits and losses
Subject to the provisions of this Article, the Net Profits and losses of the Venture (including any net "book" gains of the Venture resulting from a Capital Event) shall be allocated to the Venturers in the following priority:

A. NET PROFITS:

(1) First, to those Venturers with negative Capital Accounts, between them in proportion to the ratio of their negative Capital Account balances, until no Venturer has a negative Capital Account.

(2) Thereafter, to the Venturers, pro-rata, based on their respective Venture interests as set forth in Section 5.2 hereof.

B. NET LOSSES:

(1) Subject to the provisions of this Article VI, Net Losses of the Venture (including any net "book" loss of the Venture resulting from a Capital Event) shall be allocated to the Venturers, pro rata, based upon their respective Venture interests as set forth herein.

C DISTRIBUTIONS.

Distributable Cash of the Venture shall be distributed to the Venturers, pro rata, based on their respective Venture interests as set forth herein.

6. POLICY COMMITTEE

6.1 Management
The management of the Joint Venture shall be conducted pursuant to policy established by the Parties acting through a "Policy Committee" which is hereby established.

6.2 Votes
Except as provided in sections 6.0 and 9.0, each Party shall have a voice in the Policy Committee equal to its Percentage of Participation. For such purpose each Party is assigned the following number of votes and hereby designates the following representatives to exercise such votes:

6.3 Substitution
Each Venturer may, at any time, substitute an alternative in place of any of its above-named representatives by serving written notice to all the other Parties. Each Venturer's representative or Alternative representative on the Policy Committee is hereby granted and shall hereafter possess authority to act for such Venturer on all matters of interest to it with respect to its participation in the joint venture.

6.4 Majority vote

Joint Venture Agreement Page 4 of 8

The Policy Committee shall determine the policy for the management of the joint venturer by majority vote and, as used in this Agreement, a "majority vote" is defined to be any figure greater than one-half of the authorized votes.

6.5 Powers of the Policy Committee

The Policy Committee shall have the following powers:

(a) To determine the time and place of holding its meetings and the procedures for conducting Committee Affairs.

(b) To determine and act upon the various matters, expressly or impliedly contained in other section of this Agreement, which require decision by the Policy Committee.

(c) To determine and act upon any other matters of joint interest to, or requiring prompt action by the Joint Venture.

(d) To determine rental rates not specifically set out in the Additional Provisions of this Agreement for equipment owned by the Venturers and made available for use on this project. Any equipment owned by third parties will be invoiced to the joint venture at actual rental costs.

(e) To determine insurance reserves and reserves for other potential liabilities that may result from or arise out of the Project work.

(f) To consider all claims and disputes of any kind between the joint venture and the Owner, subcontractors and/or third Parties and to authorize negotiation, arbitration, litigation, and/or any other process for their resolution and to authorize the settlement thereof.

6.6 Insurance coverage

Notwithstanding any other provisions to the contrary herein, insurance coverage and limits shall be subject to approval of all the parties.

6.7 Duties

The Policy Committee shall generally perform its duties at a meeting at which all designated representatives of the Parties are present, but where circumstances warrant, telephone communication between all party representatives or their alternatives is authorized.

6.8 Salaries and expenses

Except as otherwise provided in the Additional Provisions herein, the salaries and expenses of each of the representatives on the Committee shall be borne by the Party whom the representative has been designated to represent and shall not be an expense to the joint venture.

7. DELEGATION OF AUTHORITY

7.1 Split of authority

The Venturers agree to a split of authority betweens themselves as follows:

Abba Medix Corp shall be the Administrative Managing Partner responsible for all bookkeeping and payroll of the Joint Venture.

Abba Medix Corp shall be the Project Managing Partner in charge of the Project Work.

7.2 Appointment of a General Manager

The Project Managing Partner shall appoint the General Manager through whom it shall direct charge and supervision of all matters necessary and connected with the performance of the Contract, with the exception of that performed by the Administrative Managing Partner.

Joint Venture Agreement Page 5 of 8

7.3 Delegation of authority
Authority to act for and bind the Venturers in connection with any and all of the performance of the Project may be delegated in writing by unanimous vote of the Venturers to any designated individual(s).

Joint Venture Agreement Page 6 of 8

8. JOINT VENTURE BANK ACCOUNTS

8.1 Deposits

All Working Capital or other funds received by the Joint Venture in connection with the performance of the project shall be deposited in a Checking Account, set up especially for the Joint Venture, and requiring the joint signatures of the parties for any withdrawals. Said accounts shall be kept separate and apart from any other accounts of the Venturers.

8.2 Withdrawals

Withdrawal of funds from the Joint Venture's Joint Checking Account may be made in such amount and by such persons as authorized by the Policy Committee.

9. ACCOUNTING AND AUDITING

9.1 Books

Separate books of accounts shall be kept by the Administrative Managing Partner of the transactions of the Joint Venture. Any Venturer may inspect such books upon reasonable notice and at any reasonable time.

9.2 Audits

Periodic audits may be made upon said books at such time as authorized by the Policy Committee by persons designated by the same and copies of said audit shall be furnished to all Venturers.

Upon completion of the Project, a final audit shall be made and copies of such audit shall be furnished to each of the parties.

9.3 Method of accounting

It is understood and agreed that the method of accounting used by the Administrative Managing Partner and for state and federal income tax purposes shall be the cash based method and that the accounting year shall be the calendar year.

9.4 Compensation

The Administrative Managing Partner shall receive additional compensation in the amount of 5% of the total Project amount for the use of its data processing system and accounting, payroll and tabulating work. Work performed by the Administrative Managing Partner's in-house counsel or executive secretary on behalf of the Joint Venture shall be charged separately to the Joint Venture's account at a rate agreed upon by the Venturers.

10. RESOLUTION OF DISPUTES

All disputes arising out of this Joint Venture Agreement between the Venturers that is not resolvable by good faith negotiations by the same, shall be filed in Ontario and shall be settled by arbitration under the rules of Province of Ontario. In so agreeing the parties expressly waive their right, if any, to a trial by jury of these claims and further agree that the award of the arbitrator shall be final and binding upon them as though rendered by a court of law and enforceable in any court having jurisdiction over the same.

11. OTHER PROVISIONS

11.1 Entire agreement

This agreement constitutes the entire agreement of the parties and may not be altered, unless the same is agreed upon in writing signed and acknowledged by the parties.

This agreement is binding upon the heirs, court appointed representatives, assigns, and successors of the parties.

Joint Venture Agreement Page 7 of 8

It is recognized by all parties to the agreement that this agreement represents the salient Heads of Agreement and that more definitive terms will be incorporated into each respective joint venture agreement as it relates to licensing and exclusive rights in Canada and that terms may be modified from the terms provided within by all parties negotiating in good faith ,

11.2 Governing Law
This agreement shall be governed and construed by the laws of the Province Of Ontario

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at on the date indicated below.

FIRST JOINT VENTURER	SECOND JOINT VENTURER
[signature]	[signature]
Authorized Signature	Authorized Signature
Ray Ahmad Rasouli CEO/President	Daniel Hollis CEO
Print Name and Title	Print Name and Title

Joint Venture Agreement Page 8 of 8

Exhibit D

DGRI/ABBA
Transfer Pricing

Distribution		Joint Venture		Converted Equity	
Tea		**Tea**		**Tea**	
Retail Price	$47.76	Retail Price	$47.76	Retail Price	$47.76
Wholesale	$18.75	Wholesale	$18.75	Wholesale	$18.75
COGS	$4.87	COGS	$4.87	COGS	$4.87
Margin	$13.88	Margin	$13.88	Margin	$13.88
ABBA	$11.10	ABBA	$6.25	ABBA	$13.88
DGRI	$2.08	DGRI	$6.25	DGRI	
Belair	$0.69	Belair	$1.39	Belair	
Energy Drink		**Energy Drink**		**Energy Drink**	
Retail Price	$725.00	Retail Price	$725.00	Retail Price	$725.00
Wholesale	$360.55	Wholesale	$360.55	Wholesale	$360.55
COGS	$99.65	COGS	$99.65	COGS	$99.65
Margin	$260.90	Margin	$260.90	Margin	$260.90
ABBA	$208.72	ABBA	$117.41	ABBA	$260.90
DGRI	$39.14	DGRI	$117.41	DGRI	
Belair	$13.05	Belair	$26.09	Belair	
Test Kit		**Test Kit**		**Test Kit**	
Retail Price	$39.95	Retail Price	$39.95	Retail Price	$39.95
Wholesale	$19.95	Wholesale	$19.95	Wholesale	$19.95
COGS	$4.25	COGS	$4.25	COGS	$4.25
Margin	$15.70	Margin	$15.70	Margin	$15.70
ABBA	$12.56	ABBA	$7.07	ABBA	$15.70
DGRI	$2.36	DGRI	$7.07	DGRI	
Belair	$0.79	Belair	$1.57	Belair	

Notes
Sharing under distribution agreement goes to 85/15
DGRI subsidizes ABBA cash flow under the distribution agreement to provide ABBA additional early revenue
At the JV stage, cash flows would be shared equally
When ABBA is public, JV interests would be converted into stock, providing ABBA with 100% of cash flow
Enhanced early cash flow for ABBA positively impacts share price and makes conversion faster for all parties.
Allocations shown as "gross" but actually will be "net", subject to the approval of all three parties.